EXHIBIT 1

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: December 27, 2024

COLISEUM CAPITAL MANAGEMENT, LLC By: /s/ Chivonne Cassar Chivonne Cassar, Attorney-in-fact	COLISEUM CAPITAL, LLC By: /s/ Chivonne Cassar Chivonne Cassar, Attorney-in-fact
COLISEUM CAPITAL PARTNERS, L.P. By: Coliseum Capital, LLC, General Partner By: /s/ Chivonne Cassar Chivonne Cassar, Attorney-in-fact	ADAM GRAY By: /s/ Chivonne Cassar Chivonne Cassar, Attorney-in-fact
CHRISTOPHER SHACKELTON By: /s/ Chivonne Cassar Chivonne Cassar, Attorney-in-fact